Exhibit 3.1

THE COMPANIES ACT

OF THE CAYMAN ISLANDS

EXEMPTED COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

Starbox Group Holdings Ltd.

1.	The name of the Company is Starbox Group Holdings Ltd.

2.	The registered office of the Company will be situated at the offices of Gold-In (Cayman) Co., Ltd., whose physical address is Suite 102, Cannon Place, North Sound Rd., George Town, Grand Cayman, Cayman Islands with postal address P.O. Box 712, Grand Cayman, KY1-9006, Cayman Islands or at such other place as the Directors may determine.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act or any other law of the Cayman Islands.

4.	The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by the Companies Act.

5.	The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of each Shareholder is limited to the amount, if any, unpaid on the Shares held by such Shareholder.

7.	The authorized share capital of the Company is US$50,000.00 divided into 500,000,000 shares comprising of (i) 450,000,000 Ordinary Shares of a par value of US$0.0001 each and (ii) 50,000,000 Preferred Shares of a par value of US US$0.0001 each. Subject to the Companies Act and the Articles, the Company shall have power to redeem or purchase any of its Shares and to increase or reduce its authorized share capital and to sub-divide or consolidate the said Shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company has the power contained in the Companies Act to deregister in the Cayman. Islands and be registered by way of continuation in some other jurisdiction.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles of Association of the Company.

Dated this 13th day of September, 2021

Name of Subscriber:	Gold-in (Cayman) Co., Ltd.
Address:	Suite 102, Cannon Place,
North Sound Rd., George Town, Grand Cayman,
Cayman Islands
Occupation:	Authorised Signatory
Number of shares:	One (1) subscriber
Signature:	/s/ Juliet Fenn
Juliet Fenn

Witness to Subscriber:	Christine Bodden
Address:	Suite 102, Cannon Place,
North Sound Rd., George Town, Grand Cayman,
Cayman Islands
Occupation:	Attorney-at-Law
Signature:	/s/ Christine Bodden
Christine Bodden